Exhibit 5.5

October 30, 2002

Alberta Securities Commission
British Columbia Securities Commission
Saskatchewan Securities Commission
Manitoba Securities Commission
Ontario Securities Commission
Commission des valeurs mobilières du Québec
Nova Scotia Securities Commission
Office of the Administrator, New Brunswick
Securities Commission of Newfoundland
Registrar of Securities, Prince Edward Island

Dear Sirs:

Subject:	Prospectus (the “Prospectus”) of Pengrowth Energy Trust dated October 30, 2002 Relating to an Offering of Trust Units

We consent to the use of our name, Fraser Milner Casgrain LLP, on the cover page and under the heading “Legal Matters” and to the use of our name and opinions under the headings “Certain Canadian Federal Income Tax Considerations” and “Eligibility for Investment” in the Prospectus.

We confirm that we have read the Prospectus and have no reason to believe that there are any misrepresentations in the information contained therein that is derived from our opinions referred to under “Certain Canadian Federal Income Tax Considerations” and “Eligibility for Investment” or that is within our knowledge as a result of the services we performed in connection with such opinions.

This letter is provided solely for the purpose of assisting you in discharging your responsibilities in connection with the transaction described above and may not be used or relied upon by any other parties or for any other purpose.

Yours truly,

“Fraser Milner Casgrain LLP”